Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), effective as of the date that the last signatory to the Agreement signs below, is entered into by and between Michael Shapiro ("Employee") and SXC Health Solutions, Inc., (collectively, the "Company").

RECITALS

A.     The Company wishes to employ Employee, and Employee wishes to be employed by the Company, as its Senior Vice President, Finance and desires to accept employment with the Company under the terms and conditions set forth in this Agreement.

B.     In order to induce the Employee to enter into this Agreement, and to incentivize and reward Employee's continued effort, loyalty and commitment to the Company, concurrent with the execution and delivery of this Agreement the Company expresses its intention to grant to the Employee stock options to purchase 6,000 shares of SXC Health Solutions Corp., the Company's parent, and 2,000 restricted stock units ("RSUs") issuable in common stock of SXC Health Solutions Corp. and 2,000 Performance Based Restricted Stock Units ("PBRSUs"), issuable in common stock of SXC Health Solutions Corp. The Option and RSU grants are contingent upon approval by SXC Health Solutions Corp.'s Board of Directors and are subject to the terms of the Company's insider trading policy and the Company's Long Term Incentive Plan. The stock options and RSU amounts referenced in this section are post stock split.

C.     Employee acknowledges that as a member of the Company's senior management team, Employee is one of the persons charged with responsibility for the implementation of the Company's business plans, and that Employee is one of only a few employees who will have regular access to various confidential and/or proprietary information relating to the Company. Further, Employee acknowledges that Employee's covenants to the Company hereinafter set forth, are being made in partial consideration of the Company's willingness to employ Employee under the terms and conditions set forth in this Agreement. As a condition of that employment, the Company requires that this Agreement be entered into pursuant to which Employee furnishes the Company with, among other things, certain covenants of Employee, including: Employee's covenants not to disclose the Company's confidential and proprietary information, non-competition, and non-solicitation of employees and customers for a reasonable amount of time. Employee acknowledges that Employee's covenants to the Company hereinafter set forth, are being made in partial consideration to the Company's agreeing to employ and to have him serve as the Senior Vice President, Strategic Initiatives, the compensation set forth within, and the Company's grant of stock options to purchase shares of common stock of SXC Health Solutions Corp., restricted stock units ("RSUs") and performance based RSU's ("PBRSU's").

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE I
EMPLOYMENT RELATIONSHIP

1.1     Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Employee to serve its as Senior Vice President, Finance, and Employee hereby accepts such employment, and agrees to perform his duties and responsibilities to the best of Employee's abilities in a diligent, trustworthy, businesslike and efficient manner.

1.2 Duties. The Employee shall be the Company's Senior Vice President, Finance, Employee shall report to the EVP & CFO, or as otherwise directed. The Employee will work out of the Lisle office immediately upon hire.

1.3     Exclusive Employment. While employed by the Company hereunder, Employee covenants to the Company that he/she will devote his/her entire business time, energy, attention and skill to the Company (except for permitted Paid Time Off (PTO) periods and reasonable periods of illness or other incapacity), and use his/her good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting Employee from spending such time as may be reasonably necessary to attend to Employee's personal affairs and investments so long as such activities do not conflict or interfere with Employee's obligations and/or timely performance of his/her duties to the Company.

1.4     Employee Representations and Warranties as to Employability. Employee hereby represents and warrants to the Company that:

(a)     The execution, delivery and performance by Employee of this Agreement and any other agreements contemplated hereby to which Employee is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he/she is bound;

(b) Employee is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity (or if a party to such an agreement, Employee has provided a copy of such agreement to the Company prior to execution of this agreement);

(b)     The Company has not requested or received, directly or indirectly, expressly or implicitly, that Employee use or disclose the trade secrets or other confidential information of any prior employer or other third party, and Employee warrants that he will not use or disclose such information;

(c)     Upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms; and

(d)     Employee hereby acknowledges and represents that he/she has been given the opportunity to consult with independent legal counsel regarding Employee's rights and obligations under this Agreement and that he/she fully understands the terms and conditions contained herein.

ARTICLE II
PERIOD OF EMPLOYMENT

2.1     Employment Period. Employee's employment hereunder shall commence on or about February 20, 2012 or as otherwise agreed upon by you and the Company's EVP & CFO, and shall continue hereunder until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of Article V hereof (the "Employment Period").

2.2     Initial Term of Employment Period and Extension Terms. The Employment Period shall initially continue for a term commencing on the date set forth in Section 2.1, above, and end on December 31, 2012 (the "Initial Term"). The Employment Period shall be automatically extended for successive one (1) calendar year periods following the expiration of the Initial Term (each period being hereinafter referred to as an "Extension Term") upon the same terms and conditions provided for herein unless either party provides the other party with advance written notice of its or Employee's intention not to extend the Employment Period; provided, however, that such notice must be delivered by the non-extending party to the other party not later than sixty (60) days prior to the expiration of the Initial Term or any Extension Term, as the case may be. If the Employment Period is not extended as a result of notice to Employee by the Company, and Employee's employment with the Company terminates as a result thereof, then Employee's termination shall be a treated as a Termination by the Company Without Cause for the purposes of Section 5.2 hereof.

ARTICLE III
COMPENSATION

3.1     Annual Base Compensation. During the Employment Period the Company shall pay to Employee an annual base salary (the "Annual Base Compensation") in the amount of two hundred sixty thousand dollars ($260,000). The Annual Base Compensation shall be paid in regular installments in accordance with the Company's regular payroll practices, and shall be subject to all required federal, state and local withholding taxes. Employee's Annual Base Compensation shall be reviewed annually by the Company's CEO and President and the Compensation Committee of the Company's Board of Directors. Any modifications to the Annual Base Compensation are subject to approval by the Company's Board of Directors, and any such modified amount shall become the Annual Base Compensation hereunder.

3.2     Employee Performance Bonus. In respect of each calendar year falling within the Employment Period, Employee shall be eligible to earn an incentive compensation bonus, depending upon the achievement of the Company's and Employee's performance objectives (the "Incentive Compensation Bonus"). The amount of the Incentive Compensation Bonus shall be targeted at fifty percent (50%) of the Employee's Annual Base Compensation (which will not be prorated for fiscal year 2012), with the specific percentage determined by the Company's Board of Directors after the close of the Company's fiscal year (December 31). The Incentive Compensation Bonus, if any, shall be paid to Employee at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses, but no later than March 15 following the close of the Company's fiscal year. If the Employee's employment terminates during the calendar year due to Termination without Cause (5.4.(d)) or a Termination Arising Out of a Change of Control (5.4.(e)), the Employee shall receive a pro rata amount of the Incentive Compensation Bonus that Employee would have received if Employee remained employed throughout the calendar year. If Employee employment terminates during the calendar year for any other reason, then no Incentive Compensation Bonus shall be paid to Employee for the calendar year in which the termination occurred. To the extent practicable, the Company will notify Employee of Employee's performance objectives for the year in January of that year.

3.3 Expenses. During the Employment Period, Employee shall be entitled to reimbursement of all business expenses reasonably incurred in the performance of Employee's duties for the Company, including reasonable travel-related expenses, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the then current business expense reimbursement policies of the Company.

3.4      Paid Time Off. Employee shall be entitled to accrue approximately 24 days (7.38) hours per pay period up to 192 hours) over the course of the calendar year Paid Time Off in accordance with the Company's then current Paid Time Off policy. Future accruals will be subject to the Paid Time-Off Policy.

3.5     Insurance. During the Employment Period Employee shall be eligible to participate in the Company's insurance programs on terms and conditions no less favorable than those made available generally to other similarly situated Employees, as such programs may be revised from time to time. Employee shall be provided with life insurance in the amount of 2.5 times Employee's annual base compensation up to a maximum of five hundred thousand dollars ($500,000), contingent on insurance company approval, commencing the first day of the month following your first day of employment. Employee shall also be provided with additional executive group life insurance in the amount of five hundred thousand dollars ($500,000), contingent on insurance company approval, commencing on the first day of the month following your first day of employment.

3.6     Retirement Plan. Employee shall be eligible to participate in the Company's retirement plans, including its 40l(k) plans, deferred compensation, executive supplemental long term disability, and any other plans made available to comparably situated employees, subject to the terms and provisions in the respective Plan Documents of such Plans.

3.7     Grant of Stock Options I Restricted Stock Units

3.71 (a) Grant Of Stock Options

Upon the commencement of the Initial Term, Employee shall be granted options ("Options") to purchase 6,000 shares of common stock of SXC Health Solutions Corp. The grants of Options provided by Section 3.71(a) are contingent upon approval by SXC Health Solutions Corp.'s Board of Directors. The Options shall be subject to the Company's current Stock Option Plan. The options shall vest in one-fourth increments annually, commencing on the anniversary date of the grant. These options are post stock split.

b. Except as otherwise provided in Section 5.2(e) of this Agreement, once vested, the
Options shall have a five (5) year life.

3.72     Grant of Restricted Stock Units

Employee shall be granted 2,000 restricted stock units ("RSUs") issuable in common stock of SXC Health Solutions Corp. The grants of RSUs provided by Section 3.72 are contingent upon approval by SXC Health Solutions Corporation's Board of Directors. The RSUs shall be subject to the Company's current Long Term Incentive Plan. The RSUs shall vest in one-fourth increments annually, commencing on the anniversary date of the grant." These RSU's are post stock split.

3.73     Grant of Performance Based Restricted Stock Units

Employee is eligible for 2,000 Performance Based Restricted Stock Units ("PBRSUs"), issuable in common stock of SXC Health Solutions Corp. These PBRSUs are contingent upon meeting performance metrics for employee's business unit as determined by CEO. The grants of PBRSUs provided by Section 3.73 are contingent upon approval by SXC Health Solutions Corporation's Board of Directors. The PBRSUs shall be subject to the Company's current Long Term Incentive Plan. These PBRSU's are post stock split.

3.74     Effect of Change of Control on Equity Grants

Upon a Change of Control (defined below), all unvested units of equity in the Company held by Employee, including stock options and restricted stock units, whether granted in this Agreement or by separate agreement or document, shall immediately vest.

3.8     Long Term Incentive Plan Employee shall be permitted to participate in the Company's Long Term Incentive Plan in the same manner as the Company's other Senior Vice Presidents, with future annual grants based on Employee's performance as determined by the Company's Chief Executive Officer and approved by the Company's Board of Directors.

3.9     Other Fringe Benefits. During the Employment Period, Employee shall be entitled to receive such of the Company's other fringe benefits as are being provided to other employees of the Company on the Senior Executive Team.

3.10     Vehicle Allowance. Employee shall receive a car Allowance in the amount of $230.76 paid biweekly for Employee's use of a personal automobile for business use ("Vehicle Allowance"). The Vehicle Allowance shall be subject to all required federal, state, and local withholding.

3.11     Relocation Package. Upon Executive's relocation of his primary residence to the Lisle area, the Company will provide to Executive a relocation package in accordance with the then current SXC Relocation Policy & Procedures, up to a maximum of $50,000. These relocation reimbursements may be subject to required taxes. If the Executive leaves the company on their own accord prior to completing one year of service, executive agrees to pay SXC back the relocation assistance payout in full. SXC reserves the right to withhold future compensation against this relocation assistance. Relocation must be completed in the first year of employment.

ARTICLE IV
COVENANTS OF EMPLOYEE

4.1     Covenants Regarding Developments. Employee agrees as follows with regard to any developments that relate to the Company's business or Confidential and Proprietary Information (defined below), or that Employee conceives, makes, develops or acquires, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked ("Developments"):

(a)     Employee shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Employee with respect thereto.

(b)     All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Employee has any rights thereto, Employee hereby assigns all such rights, title, and interest to the Company.

(c)     Upon request by the Company, Employee, at any time, whether during or after Employee's employment by the Company, shall execute, acknowledge and deliver to the Company all assignments and other documents which the Company deems necessary or desirable to: (i) vest the Company with full and exclusive right, title, and interest to such Developments, and (ii) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.

(d)     Section 4.1 does not apply to any Developments for which no equipment, supplies, facility or trade secret information of the Company was used, and which were developed entirely on Employee's own time, unless the Developments: (i) relate to the Company's business or to its actual or demonstrably anticipated research or development, or (ii) result from any work performed by Employee for the Company.

4.2     Ownership and Covenant to Return Documents, etc. Employee agrees that all Company work product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company either furnished to Employee by the Company or are prepared, compiled or otherwise acquired by Employee during the Employment Period, shall be the sole and exclusive property of the Company. Employee shall not, except for the use of the Company, use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Employee agrees that Employee will deliver all of the aforementioned documents and objects that may be in Employee's possession to the Company on the termination of Employee's employment with the Company, or at any other time upon the Company's request.

4.3     Nondisclosure Covenant. Employee recognizes that by virtue of Employee's employment with the Company, Employee will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information that is not known to its competitors or within the industry generally, that was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company. This information ("Confidential and Proprietary Information") includes, but is not limited to, the Company's trade secrets; information relating to the Company's production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; contract expiration dates, customers and prospective customers, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; payment methods; service and product costs; pricing structures and incentive plans; vendors; financial position and business plans; computer programs and databases; research projects; new product and service developments; and any other information of the Company or any of its vendors or customers that the Company informs Employee, or which Employee should know by virtue of Employee's position or the circumstances in which Employee learned it, is to be kept confidential. Confidential and Proprietary Information does not include information that is (i) in the public domain (except as a result of a breach of this Agreement or Employee's obligations under a statutory or common law obligation) or (ii) obtained by Employee from a third party subsequent to the termination of Employee's employment with the Company (except where the third party obtains the information in violation of a contractual obligation, a statutory or common law obligation). Employee agrees that during the Employment Period and at all times thereafter (a) Employee will not disclose, use or permit others to use any Confidential and Proprietary Information, or otherwise make use of any of it for Employee's own purposes or the purposes of another, except as required in the course of Employee's employment for the benefit of the Company or as required by law, and (b) Employee will take all reasonable measures, in accordance with the Company's policies, procedures, and instructions, to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.

4.4     Noninterference Covenant. Employee agrees that during the Employment Period and for the Restricted Period, Employee will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may induce any other employee of the Company (who is employed by the Company at the end of the Employee's employment with the Company) to leave the employ of the Company. "Restricted Period" means (i) the Employment Period and (ii) the one (1) year period following the termination of Employee's employment.

4.5     Covenant of Nonsolicitation of Customers. Employee acknowledges the Company's legitimate interest in protecting its customers for a reasonable period of time following the termination of Employee's employment. Accordingly, Employee agrees that during the Restricted Period, Employee will not: (a) directly or indirectly, solicit or accept business from, any Customer, where such business, products or services would be competitive with the Company's business, products or services, as described in Section 4.6, or (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any Customer or vendor of the Company or induce any such Customer or vendor to cease doing business with the Company. For purposes of this paragraph, the term "Customer" means (i) a customer of the Company to which Employee sold or provided the Company's products or services at any time during the two (2) year period immediately preceding the termination of Employee's employment, (ii) any entity for which Employee orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns on behalf of the Company at any time during the two (2) year period immediately preceding the termination of Employee's employment, or (iii) any entity as to which Employee acquired Confidential and Proprietary Information at any time during Employee's employment with the Company.

4.6     Covenant Not to Compete. Employee expressly acknowledges that (i) the Company is and will be engaged in the business of providing pharmacy benefit management services, healthcare transaction processing services, and information technology solutions to the pharmaceutical industry, including without limitation: (x) pharmacy benefit services and analytics software and related ASP services, including claims processing, pharmacy networks, data warehousing and information analysis, rebate contracting and formulary management, clinical initiatives, mail order pharmacy services, and consumer web services; (y) pharmacy practice management and point of sale (POS) systems for retail pharmacy (independents and chains), institutional/nursing home pharmacy, and high-volume mail order pharmacy; and (z) specialty pharmacy products and services; (ii) Employee is one of a limited number of persons who has extensive knowledge and expertise relevant to the businesses of the Company; (iii) Employee's performance of his services for the Company hereunder will afford Employee full and complete access to and cause Employee to become highly knowledgeable about the Company's Confidential and Proprietary Information; (iv) the agreements and covenants contained in this section 4.6 are essential to protect the business and goodwill of the Company, because, if Employee enters into any activities competitive with the business of the Company, Employee will cause substantial harm to the Company; (v) Employee will be exposed to the Company's largest customers; (vi) the business territory of the Company at the time this Agreement was entered into constitutes the United States and Canada ("Business Territory"); and (vii) Employee's covenants to the Company set forth in this section 4.6 are being made in consideration of the Company's willingness to employ him. Accordingly, Employee herby agrees that during the Restricted Period, Employee shall not, within the Business Territory, directly or indirectly own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in any business which is competitive with any business actively being engaged in by the Company or actively (and demonstrably) being considered by the Company for entry into on the date of the termination of Employee's employment with the Company. The preceding to the contrary notwithstanding, Employee shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than 1% of the outstanding securities of any class of such corporation.

4.7.     Remedies for Breach. Employee recognizes that the rights and privileges granted to Employee by this Agreement, and Employee's corresponding covenants to the Company, are of a special, unique, and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law or through the offset or withholding of any monies to which Employee might be entitled from the Company. Accordingly, Employee understands and agrees that the Company shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of this Agreement. Employee also understands and agrees that any such equitable relief shall be in addition to, and not in substitution for, any other relief to which the Company may be entitled.

ARTICLE V TERMINATION

5.1     Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate at the expiration of the Initial Term or any Extension Term upon notice as provided in Section 2.2, or prior to the expiration of the Initial Term or any Extension Term upon the occurrence of any of the following events (individually referred to as a "Triggering Event"): (a) Employee's death; (b) Employee's Total Disability; (c) Employee's Resignation; (d) Termination by the Company for Cause; (e) Termination by the Company Without Cause; or (f) Termination Arising Out of a Change of Control.

5.2     Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event prior to the expiration of the Initial Term or any Extension Term shall be as follows:

(a)     Death. Total Disability, Resignation, and Termination by the Company for Cause. If the Triggering Event was Employee's Death, Total Disability (defined below), Resignation, or a Termination by the Company for Cause (defined below), then Employee shall be entitled to receive Employee's Annual Base Compensation and accrued but unused vacation time through the date of the Triggering Event, and to continue to participate in the Company's employee welfare plans and programs (including, without limitations, health insurance plans) through the date of the Triggering Event and, thereafter, only to the extent permitted under the terms of such plans and programs.

(b)     Termination by Company Without Cause. If the Triggering Event was a Termination by the Company Without Cause, then Employee shall be entitled to receive (i) Employee's Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of Employee's Incentive Compensation Bonus, if any, pro rated to the Employee's date of termination (payable at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company's fiscal year); and (iii) the Severance Benefit. "Severance Benefit" means a payment equal to the Employee's Annual Base Compensation as of the date of termination, payable according the Company's regular payroll schedule, less required tax withholding, commencing within thirty (30) days from the date Company receives the Separation Agreement and General Release executed by Employee. For purposes of this subsection 5.2(b), any payment or benefit that the Employee receives shall be treated as a "separate payment" for the application of Section 409A of the Internal Revenue Code ("Code"). Employee's entitlement to the benefits provided in subsections 5.2(b) (ii) and (iii) are contingent on Employee signing a Separation Agreement and General Release provided by the Company. The Company intends to rely on the involuntary separation from service exception of Treasury regulation §1.409A-1(b)(9)(iii) if the Employee receives any payment or benefit due to his Termination by the Company Without Cause.

(c)     Termination Arising Out of a Change of Control. If the Triggering Event was a Termination Arising Out of a Change of Control (defined below), then Employee shall be entitled to receive (i) Employee's Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of a Employee's Incentive Compensation Bonus, if any, pro rated to Employee's date of termination (payable at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company's fiscal year); and (iii) the Change of Control Severance Benefit. Employee's entitlement to the benefits provided in subsections 5.2(c) (ii) and (iii) is contingent on Employee signing a Separation Agreement and General Release provided by the Company within a reasonable period of time following the date the Separation Agreement and General Release is provided to Employee. "Change of Control Severance Benefit" means a lump-sum payment, less required tax withholding, equal to one and one-half (1-1/2) times the Employee's Annual Base Compensation at the time of termination, plus one (1) times the Incentive Compensation

Target at the time of termination. The Change of Control Severance Benefit shall be paid within thirty days from the date the executed Separation Agreement and General Release is received by the Company. Notwithstanding the foregoing to the contrary, ifthe Compensation Committee determines that the Employee is a Specified Employee then his Change of Control Severance Benefit due under this paragraph (c) shall be made no earlier than the six (6) month anniversary of the Triggering Event or upon the death of the Employee, if earlier, pursuant to Section 409A of the Code. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payments and rights provided under this Agreement would cause Employee to be subject to excise tax under Section 280G or Section 4999 of the Code, if the corresponding section(s) of any future federal tax law, then the amount of the payments shall be reduced to the extent necessary to avoid imposition of any such excise tax.

(d)     Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of Employee's rights to salary, employee benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which Employee owes the Company against any amounts it owes Employee under this Agreement.

(e)     Treatment of Options. Employee may be required to exercise any vested options within ninety (90) days from date of the termination of his employment.

5.3     Survival of Certain Obligations. The provisions of Articles IV and VI shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Initial Term or any Extension Term.

5.4     Definitions. For purposes of Article V, the following definitions apply:
(a)     "Resignation" means a voluntary termination of Employee's employment with the Company, including Employee's declining of continued employment in the same or comparable position with the Company following a Change of Control.

(b)     "Specified Employee" means an employee who, as of the date of the employee's Triggering Event, is a Key Employee of the Company. For purposes herein, an employee is a "Key Employee" if he or she satisfies the requirements of Sections 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with applicable Treasury regulations and disregarding Section
416(i)(5) of the Code) at any time during the 12-month period ending on any specified employee identification date.

(c)     "Termination by the Company for Cause" means termination by the Company of Employee's employment for:

(i)     The failure of Employee to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Employee within thirty (30) days after receipt of written notice thereof given by the Company;

(ii)      A conviction of Employee by a court of competent jurisdiction of a felony;

(iii)     The refusal, failure or neglect of Employee to perform his duties under his employment agreement in a manner that is materially detrimental to the business or reputation of the Company unless remedied by Employee within thirty (30) days after receipt of written notice thereof given by the Company;

(iv)     The engagement by the Employee in illegal, unethical or other wrongful conduct that is materially detrimental to the business or reputation of SXC; or

(v)     The pursuit by Employee of interests that are materially adverse to SXC unless remedied by Employee within thirty (30) days after receipt of written notice thereof given by the Company;

(vi)     Unsatisfactory results of the employee's initial executive background check.

(d)     "Termination by the Company Without Cause" means a termination of Employee's employment by the

Company which is not a Termination by the Company for Cause, provided that the termination of the Employment Period on account of the failure of the Company to extend the Employment Period in accordance with the provisions of Section 2.2 hereof shall constitute a Termination by the Company Without Cause.

(e)     A "Termination Arising Out of a Change of Control" means, following a Change of Control (defined below), Employee is not offered or retained in his current or a comparable position with comparable compensation. A "Change of Control" shall be defined under this Agreement to mean any of the following occurrences:

(i)     Any person, other than SXC Health Solutions Corp. or an employee benefit plan of SXC Health Solutions Corp. or the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of SXC Health Solutions Corp. and becomes, immediately after and as a result of such acquisition, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of SXC Health Solutions Corp.

(ii)     The shareholders of SXC Health Solutions Corp. approve a merger, and such merger is completed, consolidation, recapitalization, or reorganization of SXC Health Solutions Corp. or the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if shareholder approval is not sought or obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after, and as a result of such transaction, being Beneficially Owned by at least 75% of the holders of outstanding voting securities of SXC Health Solutions Corp. immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(iii)     The shareholders of SXC Health Solutions Corp. approve a plan of complete liquidation of SXC Health Solutions Corp. or the Company or an agreement for the sale or disposition by SXC Health Solutions Corp. of all or a substantial portion of assets (i.e., 50% or more) of the total assets of SXC Health Solutions Corp. or the Company.

(f)     "Total Disability" means the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan which covers the Employee. Subject to the provisions of Section 409A and the Treasury regulations issued thereunder, any determination of whether the Employee satisfies the definition of "Total Disability" shall be made by the Compensation Committee, based upon the medical evidence from a physician selected by the Compensation Committee. Any determination of whether the Employee satisfies the definition of "Total Disability" for purposes of this Agreement shall not be construed as a determination for any other purpose.

5.5     Section 409A Compliance. For purposes of this Agreement, all references to Employee's termination of employment means the date Employee ceases to be an employee of the Employer or an Affiliate (defined below). Notwithstanding the preceding sentence, Employee must incur a "separation from service" as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended ("Code") and the Treasury regulations issued thereunder, to terminate employment under this Agreement. Hence, Employee shall not be deemed to terminate employment in the case of any departure or change in employment status if the Employer (or an Affiliate) and Employee anticipate that Employee will continue to provide services to the Employer or an Affiliate (as an employee or independent contractor) at a level in excess of 20% of the level of services being provided by Employee prior to such departure or change in status, as measured over the past three (3) years (or shorter period of actual employment.) Further, an employee who becomes an independent contractor to the Employer or an Affiliate and who does not incur a "separation from service" upon becoming an independent contractor, shall not be deemed to terminate employment until the contractor relationship is completely terminated with no expectation by the Employer (or an Affiliate) and the employee of any further service relationship. The term "Affiliate" means (a) each other corporation, if any, which is a member of the same "controlled group of corporations" as the Employer as determined under Code Section 414(b) (which incorporates the rules of Section 1563(a) of the Code), provided that in applying Code Section 1563(a)(1), (a)(2) and (a)(3) for this purpose, the language "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears, and (b) each other trade or business (whether or not incorporated), if any, which is under "common control" (as such term is described in Section 414(c) of the Code) with the Employer, provided that in applying Treasury regulation §1.414(c)-2 for this purpose, the language "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears. Notwithstanding the foregoing, the provisions of Treasury regulation

§1.414(c)-5 shall also apply for determining whether a corporation, trade or business is affiliated with the Employer. Any payment or benefit that Employee receives shall be treated as a "separate payment" for the application of Section 409A of the Code.

ARTICLE VI GENERAL

6.1     Governing Law. This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Illinois or any other jurisdiction), irrespective of the fact that Employee may become a resident of a different state.

6.2     Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee and Employee's executors, administrators, personal representatives and heirs.

6.3     Assignment. Employee expressly agrees for Employee and on behalf of Employee's executors, administrators and heirs, that this Agreement and Employee's obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee, Employee's executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits there under contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder. This Agreement shall be assignable and transferable by the Company (but the Company shall not be required to assign or transfer this Agreement) to any successor in interest without the consent of Employee.

6.4     Complete Understanding. This Agreement and its exhibits constitutes the complete understanding among the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the employment of Employee by the Company, including without limitation any prior compensation plans or compensation agreements entered into between Employee and the Company.

6.5     Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

6.6     Waiver. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. The waiver by Employee of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.

6.7     Venue, Jurisdiction, Etc. Employee hereby agrees that any suit, action or proceeding relating in any way to this Agreement shall be brought and enforced in the Eighteenth Judicial Circuit, DuPage County, State of Illinois or in the District Court of the United States of America for the Northern District of Illinois, Eastern Division, and in either case Employee hereby submits to the jurisdiction of each such court. Employee hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any right of removal, any claim that Employee is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Employee consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Employee at Employee's address listed in the business records of the Company. Employee and the Company do each hereby waive any right to trial by jury that Employee or it may have concerning any matter relating to this Agreement.

6.8     Indemnification of Employee. Employee is hereby entitled to indemnification for Employee's acts or omissions in Employee's capacity as an Employee or officer of the Company to the same extent as the Company's other senior Employees and in the manner provided by the Company's bylaws.

6.9     Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.

6.10     Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

6.11     Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent by certified or registered mail, postage prepaid, return receipt requested to the recipient at the address indicated below or otherwise subsequently provided by one party to the other party:

Notices to Employee:

Michael Shapiro
118 East Miller Drive
Mequon, WI 53092

Notices to Company:

SXC Health Solutions, Inc. Attn: Chief Financial Officer
2441 Warrenville Road Suite 610
Lisle, IL 60532-3642

6.12     Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

COMPANY: SXC HEALTH SOLUTIONS INC.

By	/s/ Jeffrey Park
Name:	Jeffrey Park	Date

EMPLOYEE:

By	/s/ Michael Shapiro	2/12/2012
Name:	Michael Shapiro	Date